    Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-253649 on Form S-3 and Registration Statement Nos. 333-253624, 333-252304, 333-236567, 333-232226, 333-229852, 333-223197, 333-216235, 333-209771, 333-202445, 333-196490, 333-193716 and 333-191299 on Form S-8 of our reports dated March 1, 2022, relating to the consolidated financial statements and financial statement schedule of Mandiant, Inc. (formerly FireEye, Inc.) and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2021.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
March 1, 2022